Exhibit 10.40

CONSOLIDATED
POWER PURCHASE AND OPERATING AGREEMENT
FOR ROANOKE VALLEY UNITS 1 AND 2
BY AND BETWEEN
WESTMORELAND PARTNERS
AND
VIRGINIA ELECTRIC AND POWER COMPANY
CONSOLIDATED
POWER PURCHASE AND OPERATING AGREEMENT

CONSOLIDATED
POWER PURCHASE AND OPERATING AGREEMENT

SCHEDULES:
SCHEDULE A - SAMPLE CALCULATIONS
SCHEDULE B - DESIGN LIMITS
SCHEDULE C - ENERGY AND CAPACITY PRICING

i

CONSOLIDATED
POWER PURCHASE AND OPERATING AGREEMENT
FOR ROANOKE VALLEY UNITS 1 AND 2
BY AND BETWEEN
WESTMORELAND PARTNERS
AND
VIRGINIA ELECTRIC AND POWER COMPANY
THIS CONSOLIDATED POWER PURCHASE AND OPERATING AGREEMENT, effective as of the Effective Date (this “Agreement” or “PPA”), consolidating:
The Third Amended and Restated Power Purchase and Operating Agreement effective December 1, 2000 (the “ROVA 1 Agreement”), and
The Second Amended and Restated Power Purchase and Operating Agreement effective as of November 21, 2000 (the “ROVA 2 Agreement”);
Each of which is by and between WESTMORELAND - LG&E PARTNERS, now known as WESTMORELAND - PARTNERS, a Virginia general partnership with its principal office located in Englewood, Colorado (“Operator”), and VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation with its principal office located in Richmond, Virginia, operating in North Carolina as Dominion North Carolina Power (“DNCP” or “Company”). Both Operator and DNCP are herein individually referred to as a “Party” and collectively referred to as the “Parties.”
RECITALS
WHEREAS, the Parties now want to further amend, restate and consolidate the ROVA 1 and ROVA 2 Agreements in this Agreement; and
WHEREAS, Operator wishes to sell exclusively to DNCP all of the Facility’s Net Electrical Output and Dependable Capacity from both the Unit 1 and Unit 2, such sale to be pursuant to the terms and conditions set forth herein; and

WHEREAS, Operator wishes to sell Substitute Energy to DNCP, such sale to be pursuant to the terms and conditions set forth herein; and
WHEREAS, DNCP wishes to purchase Dependable Capacity, and NEO, and Substitute Energy, as may be Dispatched by DNCP pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, Operator and DNCP covenant and agree to amend, restate and consolidate the ROVA 1 Agreement and the ROVA 2 Agreement in their entirety, as follows:

ARTICLE 1: Definitions
Whenever the following terms appear in this Agreement, whether in the singular or in the plural, present or past tense, they shall have the meaning stated below:
“Automatic Generation Control” or “AGC” - The Facility’s automatic regulation of the Net Electrical Output of its electric generators in response to DNCP’s Dispatch.
“Business Day” - Monday through Friday excluding holidays recognized by DNCP. As of the date of this Agreement, these holidays include New Year’s Day, Martin Luther King’s Birthday, Good Friday, Memorial Day, Fourth of July, Labor Day, Veteran’s Day, Thanksgiving Day, day after Thanksgiving Day, Christmas Eve and Christmas Day. The Day DNCP observes such holidays may be changed by DNCP upon ten (10) Days written notice to Operator.
“Calendar Day” or “Day” - A Calendar Day shall be the 24-hour period beginning and ending at 12:00 midnight Eastern Time. The terms Day and Calendar Day may be used interchangeably and shall have the same definition.
“Calendar Month” or “Month” - A Calendar Month shall begin at 12:00 midnight on the last Day of the preceding Month and end at 12:00 midnight on the last Day of the current Month. The terms Month and Calendar Month may be used interchangeably and shall have the same definition.

“Calendar Quarter” or “Quarter” - A Calendar Quarter shall be a 3-Month period beginning 12:00 midnight on December 31, March 31, June 30, or September 30. The terms Calendar Quarter and Quarter shall be used interchangeably and shall have the same definition.
“Calendar Year” or “Year” - A Calendar Year shall be the 12-Month period beginning 12:00 midnight on December 31 and ending at 12:00 midnight on the subsequent December 31. The terms Year and Calendar Year may be used interchangeably and shall have the same definition. Notwithstanding the foregoing provisions, if the Term is canceled, expires or otherwise terminates on any Day other than December 31, the terms Year and Calendar Year shall also be deemed to refer to the time from and including January 1 of such Year through the effective date of such cancellation, expiration or termination for purposes of this Agreement.
“Capacity Purchase Price” - The price in cents per Day per kW of Dependable Capacity as per the section of Schedule C titled “Capacity Pricing.”
“Cost-Based Offer” - An offer for each Unit made to comply with the requirement to submit a “Cost-Based Offer” (as defined in the PJM Agreements) into the PJM energy markets by DNCP and that, as described in Section 6.13 hereof, may equal the Energy Purchase Price for Net Electrical Output.
“Daily Informational Notice” - Shall have the meaning set forth in Section 7.2 hereof.
“Day-ahead Energy Market” or “DA” - Shall have the meaning set forth in the PJM Agreements.
“Delivered Energy” - Shall have the meaning set forth in Section 7.6 hereof.
“Delivered Energy Cap” - 1,600,000 MWh of NEO or Substitute Energy under this Agreement for each Calendar Year, or pro rata portion thereof for partial years, as applicable.

“Dependable Capacity” - The amount of capacity for each of Unit 1 and Unit 2 that Operator provides to DNCP as determined by the requirements in Article 11.
“Design Limits” - Design Limits are set forth in Schedule B.
“Dispatch” - The exercise of DNCP’s, or its designee’s, exclusive right, in accordance with Prudent Utility Practices and the Design Limits, to schedule and control, directly or indirectly, manually, verbally or automatically from any of its division System Operating Centers (“SOC”) or Market Operations Center (“MOC”), the generating level of the Unit(s) separately or together in order to commence, increase, decrease or cease the delivery of Net Electrical Output pursuant to the conditions set forth in Article 7 and other operational considerations including Emergency as reasonably determined by DNCP. For the avoidance of doubt, the act of exercising this right via communication from DNCP to Operator in accordance with the methods described in this section shall be termed a Dispatch or Dispatch notice.
“Dispatch Incentive Payment” - Shall have the meaning set forth in Section 7.5 hereof.
“Effective Date” - January 1, 2014.
“Emergency” - A condition or situation which, in the sole judgment of DNCP, affects or will affect DNCP’s ability to meet its obligations to maintain safe, adequate and continuous electric service to DNCP’s customers and/or the customers of any member of NERC or PJM.
“Energy Purchase Price” - The price per kilowatt-hour that DNCP will pay, in accordance with Article 10, to Operator for Net Electrical Output or Substitute Energy delivered to DNCP.
“Equity Interest” - Equity Interest has the meaning set forth in Section 13.6(b) hereof.
“Facility” - Operator’s generation facility, including Unit 1, Unit 2, land, primary and auxiliary equipment and all transmission equipment, whether owned by Operator or others

(except that which is owned by DNCP), installed on Operator’s side of the Interconnection Point, necessary for the delivery of the Net Electrical Output of the Facility and that are not Interconnection Facilities.
“FERC” - The Federal Energy Regulatory Commission or any successor thereto.
“Forced Outage” - Any failure of one or both of Unit 1 and Unit 2 to (i) generate NEO at least ninety-five percent (95.00%) of the Dispatch level during any hour, or (ii) make available to DNCP for Dispatch Unit generation equal to Dependable Capacity, including but not limited to failures attributable to (a) actual or imminent breakdown or failure of Facility equipment, or (b) lack of fuel or inability to load fuel, or that, in Operator’s judgment, is required by safety considerations, and is not a Scheduled Outage nor a Maintenance Outage.
“Forced Outage MWh” - For each hour of a Forced Outage, the volume of Forced Outage MWh attributable to (i) in the definition of “Forced Outage” above shall be equal to the Dispatch level during any applicable hour in which such a Forced Outage occurs minus the actual MWh generated, and the volume of Forced Outage attributable to (ii) in the definition of “Forced Outage” above shall be equal to the Dependable Capacity less the volume of MW made available to DNCP for Dispatch during any hour, expressed in MWh terms. For purposes of calculating Forced Outage MWhs, against the Dispatch level, the NEO will be averaged over thirty (30) minute periods from the top of an hour to the bottom of an hour and from the bottom of an hour to the top of an hour and compared to the corresponding Dispatch request. Sample calculations of Forced Outage MWh and the Forced MW Hour Bank are attached as Schedule A.
“Forced MW Hour Bank” - Operator shall have a “Forced MW Hour Bank,” a notional account consisting of 131,040 credits each Calendar Year that may be used by Operator to offset up to the equivalent number of Forced Outage MWhs that may occur during the Calendar Year at either or both of Unit 1 and Unit 2. Any unused credits remaining at the end of such Calendar Year shall expire. For partial Year periods, the Forced MW Hour Bank shall have a pro rata amount of credits that may only be used during such partial Year period. Sample calculations of Forced Outage MWh and the Forced MW Hour Bank are attached as Schedule A.
“Interconnection Facilities” - All the facilities installed by DNCP to enable DNCP to receive Net Electrical Output and Dependable Capacity, including but not limited to all metering equipment; transmission and distribution lines and associated equipment; transformers and associated equipment on its side of the Interconnection Point; relay and switching equipment; protective devices and safety equipment; and telemetering equipment, wherever located.
“Interconnection Point” - The physical point(s) where the Net Electrical Output is delivered to the DNCP system at a voltage acceptable to DNCP. This point will be on the high voltage side of the Operator’s step-up transformer.
“Interest” - The compensation for the accrual of monetary obligations under this Agreement computed Monthly and prorated daily from the time each such obligation arises based on an annual interest rate equal to the Prime Rate plus two (2) percent. For purposes of this Agreement, Prime Rate shall mean the Prime Rate published in the most recent edition of the Wall Street Journal (or similar publication should the Wall Street Journal no longer provide such Prime Rate), determined for each obligation to pay interest at the time such obligation arises.
“Maintenance Outage” - An interruption or reduction of a Unit(s)’s availability that (i) is not a Forced Outage or a Scheduled Outage, (ii) Operator elects to take in good faith for the purpose of performing work on the Facility that should not, in the reasonable opinion of Operator, be postponed until the next Scheduled Outage, and (iii) has been approved by DNCP, such approval not to be unreasonably withheld, delayed or conditioned.

“Maintenance Outage MWh” - For each hour of a Maintenance Outage, the NEO reduction or reduction in available Dependable Capacity attributable to that Maintenance Outage. Sample calculations of Maintenance Outage MWh and the Maintenance MW Hour Bank are attached as Schedule A.
“Maintenance MW Hour Bank” - Operator shall have a “Maintenance MW Hour Bank,” a notional account consisting of 60,500 credits each Calendar Year that may be used by Operator to offset up to the equivalent number of Maintenance Outage MWhs that may occur during the Calendar Year at either or both of Unit 1 and Unit 2. Any unused credits remaining at the end of such Calendar Year shall expire. For the partial Year period, the Maintenance MW Hour Bank shall have a pro rata amount of credits that may only be used during such partial Year period. Sample calculations of Maintenance Outage MWh and the Maintenance MW Hour Bank are attached as Schedule A.
“Marginal Cost” - the Operator’s estimate of the actual variable cost of generation from each Unit of the Facility in $/MWh basis, that is consistent with PJM rules for use as a Cost-Based Offer.
“Maximum Dependable Capacity” - Shall have the meaning set forth in Section 11.1 hereof.
“Minimum Operating Level” - Minimum operating level in MW for each Unit and applicable Summer or Winter Period as set forth in Schedule B.
“NCUC” - The North Carolina Utility Commission or any successor thereto.
“NERC” - The North American Electric Reliability Council, including any successor thereto and subdivisions thereof.

“Net Electrical Output” or “NEO” - All of the Facility’s generating output from Unit 1 and Unit 2 made available for sale; such Net Electrical Output shall be measured by the DNCP-owned metering (on a kilowatt-hour basis) that would be located both (i) on the high voltage side of the Operator’s step-up transformer and (ii) on the DNCP owned side of the Interconnection Point.
“Net Energy Margin” - For any hour and for each Unit, the difference between the DA price at PJM West Hub and Marginal Cost (as provided by Operator), applicable for the hour, multiplied by the actual NEO generated during the hour.
“PJM” - PJM Interconnection, LLC, and its successors, a regional transmission organization (RTO).
“PJM Agreements” - The PJM Open Access Transmission Tariff, Operating Agreement of PJM, PJM Reliability Assurance Agreement among Load-Serving Entities in the PJM South Region and any other applicable PJM agreements, tariffs, manuals or rules setting forth the rights and obligations of the Parties with respect to PJM.
“PJM West Hub” - The West Hub as defined in the PJM Agreements , which is the hub that acts as the source and sink for Substitute Energy.
“Price Offer” - An offer made as a “Price Offer” (as defined in the PJM Agreements) into the PJM energy markets, including the Day-ahead Energy Market and the Real-Time Energy Market, by DNCP.
“Prudent Electrical Practices” - The practices, methods and use of equipment required to protect DNCP’s system, employees, agents, and customers from malfunctions occurring at the Facility and to protect the Facility, and Operator’s employees and agents at the Facility, from malfunctions occurring on DNCP’s system or on any other electric utility with which DNCP is directly or indirectly electrically connected, and to adhere to applicable industry codes, standards, and regulations.
“Prudent Utility Practices” - The practices generally followed by the electric utility industry, as changed from time to time, which generally include, but are not limited to, engineering and operating considerations, the use of equipment, practices, methods, and adherence to applicable industry codes, standards, and regulations.
“Real-Time Energy Market” - Shall have the meaning set forth in the PJM Agreements and may also be abbreviated as “RT Market”.
“SCC” - The State Corporation Commission of Virginia or any successor thereto.
“Scheduled Outage” - A planned interruption of a Unit’s generation exceeding seven (7) consecutive Days that is required or recommended in Operator’s sole discretion, for inspection, preventive maintenance, corrective maintenance or repair or replacement of equipment and that is scheduled as such pursuant to the provisions of Section 7.7.
“Substitute Delivery Point” - The PJM-West Hub.
“Substitute Energy” - Energy not produced at the Facility, but sold by Operator, or by Operator’s designee or agent, to DNCP pursuant to a Substitute Energy Bilateral Schedule and delivered to the Substitute Delivery Point in lieu of the delivery of Net Electrical Output to the Interconnection Point.
“Substitute Energy Bilateral Schedule” - Shall have the meaning set forth in Section 7.6 hereof.
“Substitute Energy Non-Delivery Damages” - Shall have the meaning set forth in Section 10.6 hereof.

“Summer Demonstration Period” - The Summer Demonstration Period shall be the three month period beginning June 1 and ending at midnight on August 31.
“Summer Period” - The Summer Period shall be the six (6) Month period beginning 12:00 midnight on March 31 and ending at 12:00 midnight on the following September 30.
“Term” - Shall have the meaning given to such term in Section 5.1.
“Tested Level” - Tested Level has the meaning set forth in Section 11.2(e).
“Transfer Interest” - Transfer Interest has the meaning set forth in Section 13.6(b).
“Unit” - Unit means either of Unit 1 or Unit 2 and “Units” means Unit 1 and Unit 2 collectively.
“Unit 1” - Unit 1 means the coal-fired generation unit with nameplate rating of 203,250 kVA at the Facility.
“Unit 2” - Unit 2 means the coal-fired generation unit with nameplate rating of 56,000 kVA at the Facility.
“Winter Demonstration Period” - The Winter Demonstration Period shall be the three month period beginning December 1 and ending midnight on the last day of February.
“Winter Period” - The Winter Period shall be the six (6) Month period beginning 12:00 midnight on September 30 and ending at 12:00 midnight on the following March 31.
Any references in this Agreement to specific Sections shall be deemed to be references to Sections of this Agreement, unless the context requires otherwise.
ARTICLE 2: Sale and Purchase of Energy and Capacity
2.1Operator agrees to sell, and DNCP agrees to purchase, all of the Net Electrical Output or Substitute Energy, subject to the terms and conditions of this Agreement.
2.2Operator agrees to sell, and DNCP agrees to purchase, all of the Dependable Capacity, subject to the terms and conditions of this Agreement.

2.3The Parties agree that Operator has fulfilled its obligation to provide the information, documentation and other materials required pursuant to Section 2.3 of the ROVA 1 Agreement and Section 2.3 of the ROVA 2 Agreement.
2.4DNCP has the exclusive rights to all energy and capacity from the Facility and to sell NEO into the PJM Day-ahead Market, the PJM Real Time Market and the PJM ancillary services market.
2.5The information, documentation and other materials referred to in Section 2.3 are for DNCP’s use in administering this Agreement only.
2.6DNCP’s purchase of NEO of the Facility or Substitute Energy is solely for the purpose of meeting DNCP’s load requirements, and, accordingly, DNCP may not purchase any NEO or Substitute Energy for resale it determines to be in excess of these load requirements.
ARTICLE 3: Notices
3.1Any notice or communication required to be in writing hereunder shall be given by any of the following means: registered, certified, or first class mail or ground or air courier, or mutually agreed electronic means such as email and PDF. Such notice or communication shall be sent to the respective Parties at the address listed below. Except as expressly provided herein, any notice shall be deemed to have been given when sent. Any notice given by first class mail shall be considered sent at the time of posting and, if sent by ground or air courier, such notice shall be deemed sent one business Day after delivery to the courier. For all notice purposes herein, the following addresses shall be used:
In the case of Operator to:
Westmoreland Partners
9540 South Maroon Circle, Suite 200
Englewood, Colorado 80112
Attn: Executive Vice President
Email: dkathol@westmoreland.com

In the case of DNCP to:
Dominion North Carolina Power
Director - Power Contracts
5000 Dominion Boulevard
Glen Allen, VA 23060
Email: roger.t.williams@dom.com
3.2Either Party may, by prior written notice to the other, change the representative or the address to which such notices and communications are to be sent.

ARTICLE 4: Pre- and Post-Operation Period
4.1Operator shall, at its expense, acquire, and maintain in effect, from the FERC and from any and all other federal, state, and local agencies, commissions and authorities with jurisdiction over Operator and/or the Facility, all permits, licenses, and approvals, and complete or have completed all environmental impact studies necessary as follows:

(a)	For the operation and maintenance of the Facility; and

(b)	For Operator to perform its obligations under this Agreement.
4.2Operator has provided DNCP with generator manufacturer’s capability curves, relay types, and proposed relay settings for review and inspection by DNCP, and, within sixty (60) Days of receiving such material, DNCP informed Operator, in writing, that the proposed relay types and relay settings were acceptable. Operator also has provided DNCP with Facility design heat balance diagram, flow diagrams, Automatic Generation Control logic, and major equipment list for review. Operator shall notify DNCP of any changes to any information provided in this Section in a timely manner.
Within three (3) months of the Effective Date, Operator and DNCP shall update the written pre-Effective Date operating procedures consistent with the terms and conditions of this Agreement that are approved by such parties, such approval not to be unreasonably withheld, delayed or conditioned. In addition, within 6 months of the Effective Date, DNCP and Operator shall review Design Limits and may make such modifications as are necessary to reflect new operating experience, technical analysis, or equipment manufacturer recommendations, subject to approval of both Parties in their respective discretion. The operating procedures shall be consistent with the Design Limits and consistent with DNCP’s obligations to PJM and NERC. Topics covered include, but are not necessarily limited to, method of day-to-day communications; key personnel list for Operator, MOC and SOC; clearances and switching practices; outage scheduling; daily capacity and energy reports; unit operations log; scheduling Substitute Energy and reactive power support. In the event that a conflict occurs between the operating procedures and this Agreement, this Agreement shall control. The parties have agreed to certain interim operating procedures (“Interim Procedures”) to be used until the updated operating procedures are mutually approved. From the Effective Date, and until such updated operating procedures are mutually approved, the parties shall utilize the Interim Procedures.
4.3DNCP prepared and submitted to Operator a written voltage schedule. DNCP may change such voltage schedule upon thirty (30) Days prior written notice to Operator unless DNCP notifies Operator that an Emergency exists where upon such change to the voltage schedule shall be acted on by Operator without delay, consistent with Prudent Utility Practices and the Design Limits. This voltage schedule shall be based on the normally expected operating conditions for each Unit and the reactive power requirements of DNCP’s system.
ARTICLE 5: Term and Termination
5.1The Term of this Agreement is from the Effective Date through March 31, 2019, unless sooner terminated or canceled.
5.2If either Party defaults under this Agreement, then the non-defaulting Party shall give the defaulting Party written notice describing such default. Except as provided in Section 5.3, the defaulting Party shall be given sixty (60) Days from the receipt of such notice to cure such default. However, if the default cannot be cured within sixty (60) Days with the exercise of reasonable diligence, then the non-defaulting Party shall grant an additional reasonable period of time to cure such default, if the default is an Operator default, but such period of time shall not exceed an additional sixty (60) Days in which to cure such default. If the defaulting Party fails to cure such default within the prescribed period of time, then the non-defaulting Party may, in addition to any other rights or remedies available at law or in equity, immediately terminate this Agreement and consider defaulting Party in material breach of its obligations under this Agreement. Any of the following conditions shall be considered defaults by Operator under this Section 5.2, including without limitation:

(a)	Unless excused by Force Majeure as specified in Article 14, abandonment of operation of a Unit at any time;

(b)
A court having jurisdiction shall enter (i) a decree or order for relief in respect of Operator in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or (ii) a decree or order adjudicating Operator bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Operator under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Operator or of any substantial part of its affairs;

(c)
Operator shall (i) commence a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or (ii) consent to the entry of a decree or order for relief in respect of Operator in any involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or (iii) file any petition, answer or consent seeking reorganization or relief under any applicable Federal or state law, or (iv) consent to the filing of any petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Operator or of any substantial part of its property, or (v) make an assignment for the benefit of creditors, or (vi) be unable or admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing;

(d)	In connection with any event described in subsections (b) or (c) of this Section 5.2, this Agreement shall be rejected within the meaning of the Bankruptcy

Reform Act of 1978, as amended, for which event no cure period shall be permitted hereunder;

(e)
Failure to post security as stipulated in Section 13.4; for which event a five (5) day cure period shall be permitted hereunder; Operator agrees that in no event shall Operator be entitled to any further extension of the deadline for the posting of security pursuant to Section 13.4, including by reason of Force Majeure pursuant to Article 14; or

(f)	Attempts by Operator, its employees, contractors or subcontractors of any tier, to operate, maintain, or tamper with the Interconnection Facilities without the prior written consent of DNCP.
5.3If the Operator sells or contracts to sell NEO or capacity to a third party for delivery during the Term of this Agreement, Operator shall be in default and DNCP may at DNCP’s option, immediately terminate this Agreement without any right of Operator to cure; provided, however, that, during the Term, Operator may enter into discussions, negotiations, contracts, and other business dealings related to prospective or future sales of NEO or capacity to one or more third parties for delivery after the expiration or termination of this Agreement.
5.4If a default as to Operator has occurred that results in Operator’s failure to deliver any Net Electrical Output or any Substitute Energy for a Unit, then DNCP shall have no obligation to pay the Capacity Purchase Price for the Unit’s Dependable Capacity until the earlier of either (a) the Day that Unit resumes delivery of the Net Electrical Output or Substitute Energy that it failed to deliver or (b) such default has been cured.
ARTICLE 6: Representations and Warranties of Operator
6.1Operator represents and warrants that, at all times during the Term, Operator will maintain a minimum of fifteen (15) Days supply of fuel at the Facility to meet the energy generation requirements at an 89% capacity factor for Unit 1 and Unit 2 as provided hereunder. From time to time, as DNCP may reasonably request, Operator shall provide DNCP evidence of its compliance with this obligation. Notwithstanding the foregoing provisions of this Section

6.1, Operator’s failure to maintain the minimum supply of fuel required under this Section 6.1 shall not be deemed to be a default by Operator under Article 5 hereof to the extent such failure is attributable solely to the refusal or inability of CSX, or its successor, (the “applicable Rail Carrier”) to deliver coal to the Facility; provided that:

(a)
Operator has a valid, legally binding contract (the “Rail Contract”) with the applicable Rail Carrier to deliver coal to the Facility that is in effect at the time that Operator fails to maintain the minimum supply of fuel required under this Section 6.1;

(b)	The applicable Rail Carrier’s refusal or inability to deliver coal is not attributable in any way to the fault of Operator, including Operator’s breach of the Rail Contract;

(c)	Operator gives the DNCP written notice describing the particulars of the actions of Rail Carrier within seventy-two (72) hours of the beginning of such actions.

(d)	The suspension of performance is of no greater scope and of no longer duration than is required by the Rail Carrier’s actions; and

(e)	Operator uses commercially reasonable efforts to remedy its inability to perform.
When the Operator is able to resume performance of its obligations under this Agreement, Operator shall give DNCP written notice to that effect.
6.2Operator warrants that the Facility will be operated and maintained in accordance with (i) operating procedures developed pursuant to Section 4.2, (ii) generally accepted Prudent Utility Practices, including without limitation, synchronizing, voltage and reactive power control, and (iii) generally accepted Prudent Electrical Practices.
6.3Operator warrants that the Facility will be operated in such a manner so as not to have an adverse effect on DNCP’s voltage level or voltage waveform.
6.4Operator warrants that the Facility will be operated at the voltage levels determined pursuant to Section 4.3, provided such operation is within the Design Limits.

6.5Operator shall, at all times, conform to all laws, ordinances, rules and regulations applicable to it. Operator shall give all required notices, shall procure and maintain all governmental permits, licenses and inspections necessary for its performance of this Agreement, and shall pay all charges and fees in connection therewith.
6.6Operator agrees to comply with all applicable provisions, and successor provisions thereto, of Executive Order 11246, as amended; § 503 of the Rehabilitation Act of 1973, as amended; § 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and implementing regulations set forth in 41 C.F.R. §§ 60-1, 60-250, and 60-741 and the applicable provisions relating to the utilization of small and minority business concerns as set forth in 15 U.S.C. § 637, as amended. Operator agrees that the equal opportunity clause set forth in 41 C.F.R. § 60-1.4 and the affirmative action clauses set forth in 41 C.F.R. § 60-250.4 and 41 C.F.R. § 60-741.4 and the clauses relating to the utilization of small and minority business concerns set forth in 15 U.S.C § 637(d)(3) and 48 C.F.R. § 52-219-9 are hereby incorporated by reference and made a part of this Agreement. Operator will adopt and comply with a small business and small disadvantaged business subcontracting plan which will conform to the requirements set forth in 15 U.S.C § 637(d)(6). The provisions of this section shall apply to Operator only to the extent that (i) such provisions are required of Operator under existing law, (ii) Operator is not otherwise exempt from said provisions and (iii) compliance with said provisions is consistent with and not violative of 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq., or other acts of Congress.
6.7Any fines or other penalties incurred by Operator or its agents, employees or subcontractors for noncompliance by Operator, its employees, or subcontractors with laws, rules, regulations or ordinances shall not be reimbursed by DNCP but shall be the sole responsibility of

Operator. If fines, penalties or legal costs are assessed against DNCP by any government agency or court due to noncompliance by Operator with any of the laws, rules, regulations or ordinances referred to in Sections 6.5 and 6.6 above or any other laws, rules, regulations or ordinances with which compliance is required herein, or if the work of Operator or any part thereof is delayed or stopped by order of any government agency or court due to Operator’s noncompliance with any such laws, rules, regulations or ordinances, Operator shall indemnify and hold harmless DNCP against any and all fines or penalties imposed on DNCP clearly attributable to the sole failure of Operator to comply therewith. Operator shall also reimburse DNCP for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by DNCP in connection with such fines or penalties.
6.8The Operator and general partners of Operator hereby represent and warrant that:

(a)
(i) The Operator is a partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (ii) the general partners of Operator are Westmoreland Roanoke Valley, L.P., a limited partnership whose general partner is WEI Roanoke Valley, Inc., both of which are duly organized, validly existing and in good standing under the laws of the State of Delaware, and Westmoreland-North Carolina Power, L.L.C., a limited liability company that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Operator and the general partners of Operator are qualified to do business in North Carolina and in each other jurisdiction where the failure so to qualify would have a material adverse effect upon their business or financial condition; and each has all requisite power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.

(b)
The execution, delivery and performance by the Operator of this Agreement have been duly authorized by all necessary partnership, limited liability company or corporate action as applicable, and do not and will not (i) require any consent or approval of the Operator’s Board of Directors, partners or shareholders as applicable, other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to DNCP), (ii) violate any provisions of the Operator’s corporate bylaws or other organic documents, any indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Operator, or (iii) result in a breach or constitute a default under the Operator’s corporate bylaws, other organic documents or other material indentures, contracts, or agreements, and the Operator is not in default under its corporate bylaws or other organic documents or other material indentures, contracts, or agreements to which it is a party or by which it or its property may be bound.

(c)	No authorizations or approval by any governmental or other official agency is necessary for the due execution and delivery by the Operator of this Agreement as in effect on the date of this Agreement.

(d)	This Agreement is a valid and binding obligation of the Operator.

(e)
There is no pending or threatened action or proceeding affecting the Operator before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition or operations of the Operator or the ability of the Operator to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Agreement (as in effect on the date of this Agreement).

6.9Operator agrees that, upon request of DNCP, it shall deliver or cause to be delivered from time to time to DNCP certifications of its officers, accountants, engineers, or agents as to such matters directly related to Operator’s ability to perform its obligations under this Agreement as DNCP may reasonably request.
6.10The general partners of Operator agree to preserve and keep in force and effect Operator’s and their own corporate existence (if applicable) and all franchises, licenses and permits necessary to the proper conduct of its business, including without limitation the business of constructing, owning and operating the Facility.
6.11Operator will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to its business and affairs, in accordance with generally accepted accounting principles consistently applied. From time to time through the Term of this Agreement, but no more frequently than annually, DNCP, at Operator’s cost, shall have the right to designate an independent public accounting firm to conduct a review of the Operator’s auditor’s audit of the books and records of Operator under a confidentiality agreement with Operator to the limited extent necessary (i) to verify that they are being kept in accordance with generally accepted accounting principles, and (ii) to advise DNCP of the financial condition of Operator and that Operator is not in default under any loan agreements, transmission agreements or fuel supply agreements. Operator shall make all pertinent records available at its office at Englewood, Colorado during normal business hours.
6.12Operator will provide to DNCP, on a Monthly basis, a statement of the total quantity and total delivered cost of all fuel consumed at the Facility.
6.13Operator and DNCP agree that DNCP shall submit a “Price Offer” for day-ahead economic dispatch of the Facility that is equal to or greater than the Marginal Cost value provided to DNCP by Operator, except as otherwise provided in Sections 7.3 and 7.4. The Parties acknowledge that PJM requires that a “Cost Based Offer” be provided each day and that the “Cost Based Offer” may conditionally be used by PJM rather than the “Price Offer” to dispatch the Facility in cases of local reliability and constraint issues.
Currently, under the terms of a prior agreement between PJM and DNCP, the Cost-Based Offer must be the Energy Purchase Price. If, after the Effective Date, PJM changes its rules or procedures so as not to permit the Price Offer or the Cost-Based Offer to equal or exceed the Marginal Cost, Operator and DNCP shall use reasonable efforts to make arrangements with PJM that will permit DNCP to submit Price Offers and Cost-Based Offers that equal or exceed the Marginal Cost, provided that such arrangements do not impose material economic or administrative burdens on DNCP or conflict with prior agreements between DNCP and PJM.
ARTICLE 7: Control and Operation of the Facility
7.1DNCP has the exclusive rights to Dispatch the Units, and to Dependable Capacity, and NEO therefrom.
7.2Operator shall inform DNCP as to the daily operating schedule and generation capability of the Units, including, without limitation, during any Forced Outage. Each Business

Day prior to 09:00 hours, Operator shall transmit to DNCP a “Daily Informational Notice” for seven Days following such Business Day and availability for the then current Business Day. Such Daily Informational Notice shall include: (a) the availability of the Units for operation during such Day(s), including the MW per hour that Operator is capable of providing as Net Electrical Output, if any; and (b) the Marginal Cost. Such Marginal Cost shall remain in effect for each subsequent Day until such time as Operator informs DNCP of a new Marginal Cost. In addition, by the 5th Business Day of each Month after the first Month after the Effective Date, Operator shall provide DNCP with Facility performance and events data for the preceding Month in a format consistent with the most current NERC Generating Availability Data Systems (“GADS”) reporting standards. Event reporting terminology and definitions under the NERC GADS reporting standards do not modify the terms of this Agreement.
7.3DNCP may offer the output of the Units into PJM subject to the following limitations:

(a)
If MW capacity per hour offered for a Unit exceeds the Minimum Operating Level, the Price Offer for the amount of such capacity per hour above the Minimum Operating Level shall be equal to or greater than Marginal Cost and in accordance with PJM rules.

(b)
For MW capacity per hour offered for a Unit that is equal to or less than the Minimum Operating Level, the Price Offer for such capacity per hour shall be at DNCP’s sole discretion and in accordance with PJM rules, subject to limitations in Section 7.4.

7.4If the Facility has generated in excess of 100,000 MWh of total NEO since the Effective Date, and the total Net Energy Margin for the most recent 100,000 MWh of total NEO is negative, then Operator and DNCP shall mutually develop and approve procedures for submitting Price Offers at less than Marginal Cost. Such procedures will be implemented by DNCP until such time as the total Net Energy Margin for the most recent 100,000 MWh of total NEO is positive. During such time that these procedures are being developed, and until such procedures are implemented, Operator shall have the right to approve any Price Offers (within a reasonable time after receipt from DNCP for DNCP to take advantage of the applicable PJM market) at less than Marginal Cost for periods greater than twenty-two (22) consecutive hours. Notwithstanding the foregoing, DNCP shall retain the right to submit Price Offers at less than Marginal Cost for up to 5 cold starts, at its sole discretion, during any Calendar Year while such procedures are being developed or are in effect.
7.5Dispatch Incentive Payment. At the end of each Calendar Year, or upon the earlier termination or expiration of this Agreement, Operator shall pay DNCP a Dispatch Incentive Payment, which may be netted against DNCP’s payment for NEO and capacity for the final month of the applicable period. The Dispatch Incentive Payment is payable if the total Net Energy Margin for the Calendar Year, or partial year as applicable, divided by the actual total NEO generated during the same period, is equal to or greater than $6/MWh. If payable, the Dispatch Incentive Payment shall equal the total Net Energy Margin for the period, multiplied by fifteen percent (15%). For the purposes of calculating total Net Energy Margin and total NEO for these Sections 7.4 and 7.5, the following periods will be excluded for each Unit:

(a)	Periods related to PJM requested generation due to network reliability issues;

(b)
Any hours for a Unit during a Forced Outage, or in the 48 hours immediately preceding a Forced Outage of the Unit, for which the Unit’s Dispatch was equal to or less than Unit’s Minimum Operating Level; and

(c)	Periods of Operator requested generation.
7.6(a)    DNCP shall have the right to receive, and Operator then has the obligation to deliver, Substitute Energy in an amount equal to Dependable Capacity, less Forced Outage MWh, less any NEO for each hour, and shall in no circumstance exceed 200 MW in any hour. DNCP shall only make the election to receive or not receive Substitute Energy on a Calendar Day basis. Operator shall have no further obligation to deliver Substitute Energy for the then current Calendar Year once the amount of Delivered Energy equals or exceeds the Delivered Energy Cap for the then current Calendar Year, or partial year, as the case may be. Delivered Energy shall equal the sum of the following:

(i)	NEO delivered to DNCP,

(ii)	Substitute Energy delivered to DNCP, and

(iii)	Substitute Energy made available to DNCP as to which DNCP did not exercise its right to take delivery.
Upon notification, Operator shall purchase the designated MWh of Substitute Energy and shall enter into a bilateral schedule with DNCP, pursuant to the PJM Agreements (the “Substitute Energy Bilateral Schedule”), to sell such MWh of Substitute Energy to DNCP after the RT Market has ended for the Day in question. Operator shall enter such Substitute Energy Bilateral Schedule no later than three (3) hours prior to the last point in time (which, as of the Effective Date is 1400 Eastern Time) at which such a Substitute Energy Bilateral Schedule may be entered into and accepted by PJM for the Day in question. The Party entering such a Substitute Energy Bilateral Schedule into PJM must give the other Party notice of such event as soon as practicable. The Parties shall use the then current PJM procedures to effect all Substitute Energy Bilateral Schedules. Operator, or its designee, shall be the Substitute Energy seller, DNCP shall be the designated buyer and the corresponding source and sink shall be the PJM-West Hub. The designated seller shall be authorized and competent to conduct such transactions in the PJM Substitute Energy procedures. Pricing to be paid by DNCP for such Substitute Energy shall be as provided in Section 10.1. If Operator and DNCP have agreed upon the terms of a proposed Substitute Energy Bilateral Schedule and Operator fails to enter or confirm such Substitute Energy Bilateral Schedule, Operator shall be liable to DNCP for damages as set forth in Section 10.6. Substitute Energy will not be subject to Automatic Generation Control (AGC).

(b)    Operator shall sell and deliver, or cause to be delivered, and DNCP shall purchase and receive, or cause to be received, the quantity of the Substitute Energy at the Substitute Delivery Point.
7.7Operator shall submit to DNCP, in writing, by September 1 of each Year, its planned Scheduled Outage periods for the next Year. Operator may modify its Scheduled Outage periods by notifying DNCP of any such modifications at least ninety (90) Days (or less if DNCP agrees) in advance. Such Scheduled Outages shall not exceed twenty-four (24) Days per Unit in each Year. DNCP shall have the right to approve the start date of any Scheduled Outage, such approval not to be unreasonably withheld, delayed or conditioned, and, in any event, shall notify Operator of such approval or disapproval no later than October 31 following the submission by Operator of its planned Scheduled Outage periods for the next Year. At least thirty (30) days prior to any Scheduled Outage, Operator shall provide DNCP with whatever schedule for such Scheduled Outage that Operator then has. Operator shall not schedule a Scheduled Outage during the Months of December, January, February, or during the period from June 1, through September 15 of any Year without the prior written consent of DNCP. The Parties shall work together in good faith to coordinate the start date of any Scheduled Outage.
In addition to Scheduled Outages, Operator is entitled to Maintenance Outage MWhs not to exceed the allowable Maintenance MW Hour Bank. Operator shall provide DNCP with forty-eight (48) hours advance notice, of the timing and estimated duration of any Maintenance Outage.
Operator shall provide DNCP with such notice as is practicable under the circumstances of the occurrence and estimated duration of any Forced Outage. Each such notice shall identify, to the extent then known by Operator, the equipment involved in such outage and the capacity that will not be available for Dispatch. During any such outage, Operator shall notify DNCP promptly of any material changes in the notice information previously provided to DNCP. The Parties shall work together in good faith to coordinate the start date of any Maintenance Outage.
If DNCP reasonably requests Operator to return all or part of that portion of the Facility that is affected by a Scheduled Outage, Maintenance Outage or Forced Outage, as the case may be, to operational status, Operator shall complete its maintenance and repair work as soon as reasonably practical or postpone work if not yet started until a time more suited to DNCP while adhering to Prudent Utility Practices and Design Limits.
7.8Each Party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement.

(a)
All such records shall be maintained for a minimum of five (5) years after the creation of such record or data and for any additional length of time required by regulatory agencies with jurisdiction over the Parties; provided, however, that Operator shall not dispose of or destroy any such records even after the five (5) years without thirty (30) Days prior notice to DNCP.

(b)
Operator shall maintain an accurate and up-to-date operating log at the Facility with records of: (i) real and reactive power production for each clock hour; (ii) changes in operating status, Scheduled Outages, Maintenance Outages, and Forced Outages; and (iii) any unusual conditions found during inspections and operations.

(c)
Either Party shall have the right from time to time, upon fourteen (14) Days written notice to the other Party, to examine the relevant records and data of the other Party relating to this Agreement at any time during the period the records are required to be maintained.

(d)
DNCP shall have the right to monitor Operator’s operation and maintenance practices regarding the Facility and to conduct physical inspections of the Facility at reasonable intervals; provided that DNCP shall not conduct such inspections more frequently than once every Calendar Quarter, except during any Facility outage. Operator shall consider all reasonable requests by DNCP resulting from such monitoring and inspections. Operator shall cooperate in such operations and maintenance reviews and physical inspections of the Facility as may be reasonably requested by DNCP. DNCP’s reviews and inspections of the Facility and recommendations as a result thereof shall not be construed as endorsing the design thereof nor as any warranty of the safety, durability or reliability of the Facility.
7.9Each Day, if DNCP receives notice from PJM of a DA award, as soon as practical, but in no event later than 16:30 hours of that same Day, DNCP shall provide Operator, via telephone, email, or other reasonably reliable method, with a proposed schedule for the following Day, presenting the proposed amount (in MWh) for each hour of Net Electrical Output to be Dispatched from the Facility. Subject to the provisions of this Agreement and only to the extent consistent with the Design Limits, DNCP may Dispatch the Facility and make changes in Dispatch with respect to Net Electrical Output.
7.10Subject to the provisions of this Agreement, Operator shall control and operate the Facility consistent with DNCP’s Dispatch of the Facility, to provide NEO at the Dispatch level; provided, however, that from time to time DNCP shall not be obligated to accept or receive, and may require Operator to reduce or cease the delivery of, Net Electrical Output and Substitute Energy if:

(a)	DNCP has declared a system Emergency;

(b)	Force Majeure prevents DNCP from receiving the Net Electrical Output or the Substitute Energy;

(c)	It is necessary to construct, install, maintain, repair, replace, remove, investigate, inspect or test any part of the Interconnection Facilities or any other affected part of DNCP’s system; or

(d)	For any other reason consistent with Prudent Electrical Practices or Prudent Utility Practices.
DNCP will make a reasonable effort to notify and coordinate such reductions and cessations of delivery of Net Electrical Output or Substitute Energy to DNCP with Operator. If DNCP requires Operator to reduce or cease the delivery of Net Electrical Output or Substitute Energy in any of the circumstances described in clauses (b), (c) or (d) of this Section 7.10, DNCP shall provide Operator with forty-eight (48) hours prior notice thereof, or such lesser notice as is practicable under the circumstances. Any reduction or cessation in the delivery of Net Electrical Output or Substitute Energy to DNCP required of Operator hereunder shall be implemented and completed as soon as possible consistent with Prudent Utility Practices.
7.11When DNCP Dispatches a Unit off-line pursuant to the provisions of Section 7.13, as soon as practicable after DNCP is notified that the Emergency has been lifted, DNCP will provide Operator with an estimate, to the nearest hour, of when the Unit can commence the delivery of Net Electrical Output. DNCP will provide Operator with twenty (20) minutes notice of changes in operating levels to be achieved by the Unit, except that, when the Unit is operated with Automatic Generation Control, DNCP shall not be required to provide such notice.
7.12Operator shall employ qualified personnel for operating and monitoring the Facility and for maintaining communications between the Facility and DNCP and shall ensure that such personnel are on duty at all times, twenty-four (24) hours a Day and seven (7) Days a week. During Scheduled Outages, Maintenance Outages, Forced Outages or any event of Force Majeure, Operator shall only be required to ensure that personnel are on duty to respond to DNCP requests.
7.13The Parties recognize that DNCP is a member of NERC and PJM and that, to ensure continuous and reliable electric service, DNCP operates its system in accordance with the operating criteria and guidelines of NERC and PJM. If an Emergency is declared by DNCP or PJM, DNCP’s SOC or MOC will notify Operator’s personnel and, if requested by DNCP, Operator’s personnel shall place the Net Electrical Output within the exclusive control of DNCP for the duration of such Emergency. Without limiting the generality of the foregoing, DNCP’s MOC or SOC may require Operator’s personnel to raise or lower production of energy generated by the Facility to maintain safe and reliable load levels and voltages on DNCP’s transmission and/or distribution system; provided, however, any changes in the level of the Net Electrical Output required of Operator hereunder shall be implemented in a manner consistent with safe operating procedures and within the Facility’s technical capabilities
7.14Operator shall cooperate with DNCP in establishing Emergency plans, including without limitation, recovery from a local or widespread electrical blackout; voltage reduction in order to effect load curtailment; and other plans or changes to plans that may originate from NERC, PJM, or DNCP. The Operator shall make technical references available concerning start-up times, black-start capabilities and minimum load-carrying ability.
7.15If Operator has a Scheduled Outage or any other outage, and such Scheduled Outage or other outage occurs or would occur coincident with an Emergency, Operator shall make all good faith efforts to reschedule the Scheduled Outage or other outage, or, if the Scheduled Outage or other outage has begun, to expedite the completion thereof.
7.16Operator shall operate the Facility with its speed governor and voltage regulator in-service whenever the Facility is connected to or operated in parallel with the DNCP system at the sole discretion of DNCP. Operator shall operate Unit 1 with AGC equipment in-service, subject to Prudent Utility Practices, whenever Unit 1 is connected to or operated in parallel with the DNCP system at the sole discretion of DNCP. If DNCP subsequently directs Operator to operate Unit 1 with such AGC equipment out-of-service, DNCP may thereafter re-direct Operator to operate Unit 1 with such AGC equipment in-service, but only after giving Operator such advance notice as shall be reasonable under the circumstances. Operator shall have its protective relays recalibrated and operationally checked at least once every two years by a person qualified to perform such service and shall give DNCP ten (10) Days prior notice of such recalibrations and checks. DNCP may have a person present at such checks. DNCP shall be notified by Operator of the results of these operational checks.
ARTICLE 8: Interconnection
8.1DNCP had the Interconnection Facilities completed and capable of transmitting electricity to and from the Facility by August 1, 1993. The provisions of this Article 8 are to be replaced by a three-party Interconnection Service Agreement (“ISA”) between Operator, Virginia Electric and Power Company and PJM under PJM’s FERC-approved open access transmission tariff. Once such ISA is effective, the terms and conditions of such ISA will supersede the provisions of this Article 8.
8.2Operator shall be responsible for the maintenance and operation of the Facility and any auxiliaries and interconnection equipment at the Facility that interfaces with DNCP’s equipment located at the Facility. Operator shall also be responsible for the delivery of the Facility’s Net Electrical Output to the Interconnection Point and for delivery of the Substitute Energy to the Substitute Delivery Point.
8.3If it is determined in the interconnection study performed by DNCP pursuant to Section 8.5 below that the DNCP owned metering facilities (which may include current and potential transformers and telemetering equipment) should be installed on Operator’s property, Operator shall be responsible for the installation of such metering facilities which would be provided to Operator by DNCP. Such installation by Operator of any DNCP owned metering facilities on Operator’s side of the Interconnection Point shall be subject to DNCP’s approval, which approval shall not be unreasonably withheld.
8.4DNCP shall be responsible for the design, construction, installation (except as provided in Section 8.3), maintenance and operation of the Interconnection Facilities.

8.5DNCP performed and provided to Operator an interconnection study. The interconnection study (i) determined the Interconnection Point and the time required to complete the Interconnection Facilities and (ii) designated the DNCP operations center that coordinates the operation of the Facility.
8.6DNCP constructed the Interconnection Facilities in accordance with the design determined in the interconnection study performed pursuant to Section 8.5.
8.7DNCP reserves the right to modify or expand its requirements for protective devices to conform with Prudent Electrical Practices, NERC, or PJM.
8.8Each Party shall notify the other in advance of any changes to its system that will affect the proper coordination of protective devices on the two systems.
ARTICLE 9: Metering
9.1DNCP shall own and maintain all meters and metering devices (including remote terminal units) used to measure the delivery and receipt of Net Electrical Output, for payment purposes. Nothing in this Agreement shall prevent Operator from installing meters and metering devices for backup purposes.
9.2Operator shall provide at its expense:

(a)	For the purpose of telemetering, a telecommunication circuit to the operations center designated by DNCP.

(b)	A voice telephone extension for the purpose of accessing DNCP’s dial-up metering equipment and for communicating with the designated DNCP operations center.

(c)	An extension of DNCP’s SOC and MOC PBX system in the control room of the Facility.

(d)	Equipment to transmit and receive facsimiles, and emails for the purpose of administering this Agreement.

Items provided by Operator in accordance with this Section 9.2 shall be subject to the approval of DNCP, which approval shall not unreasonably be withheld.
9.3All meters and metering equipment used to determine the Net Electrical Output delivered to DNCP shall be sealed, and the seals broken only by DNCP personnel when the meters are to be read, inspected, tested, or adjusted. DNCP shall give Operator two (2) weeks prior written notice whenever DNCP is going to inspect, test or adjust meters, and Operator shall have the right to be present.
9.4On a regular schedule and, in addition, upon two (2) weeks prior written notice by Operator, DNCP will test the meter(s) in accordance with the provisions for meter testing in DNCP’s approved Terms and Conditions for Supplying Electricity as filed with the NCUC at the time the test is performed. Operator may have a representative present during any metering inspection, test, or adjustment. When, as a result of such a test, a meter is found to be no more than two (2) percent fast or slow because of incorrect calibration or tampering, no adjustment will be made in the amount paid to Operator for Net Electrical Output delivered to DNCP. If the meter is found to be more than two (2) percent fast or slow, DNCP will calculate the correct amount delivered to DNCP for the actual period during which inaccurate measurements were made or, if the actual period cannot be determined to the mutual satisfaction of the Parties, for a period equal to one-half of the time elapsed since the most recent test, but in no case for a period in excess of twelve (12) months. The previous payments by DNCP for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement. The difference shall be offset against or added to the next payment to either Party as appropriate under this Agreement or other agreements between the Parties. The percentage registration of a meter will be calculated by the “weighted average” of light load and full load, which is calculated by giving a value of one (1) to the light load and a value of four (4) to the full load.
9.5Whenever it is found that, for any reason other than incorrect calibration or tampering, the metering apparatus has not registered the true amount of electricity which has been delivered by Operator to DNCP, the electricity delivered during the entire period of incorrect registration shall be estimated, and the amount of electricity so estimated will be used in calculating the corrected amounts to be paid to Operator. The adjusted amount will be for the actual period during which inaccurate measurements were made or, if the actual period cannot be determined to the mutual satisfaction of the Parties, for a period equal to one-half of the time elapsed since the most recent test of the metering apparatus, but in no case for a period in excess of twelve (12) Months. Any overpayments or underpayments by DNCP for Net Electrical Output or Dependable Capacity delivered by Operator to DNCP shall be corrected in the manner described in Section 9.4.
ARTICLE 10: Compensation, Payment, and Billings
10.1DNCP shall compensate Operator for the Net Electrical Output for each Unit, up to 103% of Dispatch level, and Substitute Energy on a per kWh basis at a rate equal to the Energy Purchase Price. The Energy Purchase Price for Net Electrical Output and Substitute Energy is specified in Schedule C attached.
10.2DNCP shall compensate Operator for Dependable Capacity for each Unit on a per kW-day basis at a rate equal to the Capacity Purchase Price. The Capacity Purchase Price for each Unit’s Dependable Capacity is specified in Schedule C attached.
10.3After the cumulative total Forced Outage MWh of the Facility (including both Units), exceeds the Forced Outage MWh Bank during the current Calendar Year, monthly payments to Operator will be reduced by the Forced Outage MWh during the month that were in excess of the Forced Outage MWh Bank, multiplied by the Capacity Purchase Price for the applicable Unit (multiplied by 10 to convert to dollars/MW/day), multiplied by 1.07, divided by twenty-four (24) hours.
10.4Operator shall pay DNCP an amount reflecting all reasonable costs incurred by DNCP for meter reading and billing. The monthly meter reading and billing charge per meter shall equal the basic customer charge in Schedule 6 - Large General Service.
10.5Meters shall be read, and bills rendered, according to the meter reading and billing schedule established by DNCP except that not more than forty-five (45) Days shall pass between readings. Payment for the Net Electrical Output, Substitute Energy, and Dependable Capacity delivered to DNCP during the billing period shall be made on the third (3rd) Business Day of the second (2nd) Month after the Month that such Net Electrical Output and Dependable Capacity are delivered; provided that, if such third (3rd) Business Day is a holiday for DNCP, payment will be made on the next Business Day. Interest shall accrue on the outstanding payments due Operator commencing on the Day after such payments are required to be made as aforesaid. However, any amounts due DNCP arising out of this Agreement or from the Facility’s purchase of electricity from DNCP may, at the sole option of DNCP, be offset against the amounts due Operator, and, in such event, the net result shall be paid to the appropriate party by the date specified in the second (2nd) sentence of this Section 10.5. Payment to DNCP shall be made by check to the following address:
Dominion North Carolina Power
5000 Dominion Boulevard
Glen Allen, VA 23060
Payment to Operator shall be made by wire transfer to the following account:

Bank Name: The Private Bank
Bank Address: 70 W Madison Ave, Chicago, IL 60606
Routing No: 071006486
Beneficiary Name: Westmoreland Partners Inc.
Account No: 2310150
Either Party may, by prior written notice to the other, change the address to which such payments are to be sent.
10.6If Operator is obligated but fails to either (i) submit to PJM a proposed Substitute Energy Bilateral Schedule to which the Parties have agreed, or (ii) confirm to PJM a proposed Substitute Energy Bilateral Schedule submitted by DNCP to which the Parties have agreed, then, to the extent of such failure, as Operator’s sole liability for damages and DNCP’s exclusive remedy for damages therefor, Operator shall be liable to DNCP for “Substitute Energy Non-Delivery Damages.” The Substitute Energy Non-Delivery Damages, for each MWh that would have been scheduled in such proposed Substitute Energy Bilateral Schedule, shall be equal to the following calculation:
The sum of two dollars ($2) per MWh multiplied by the number of MWh pursuant to the proposed Substitute Energy Bilateral Schedule to which the Parties had agreed, plus one hundred percent (100%) of the positive difference, if any, obtained by subtracting the Energy Purchase Price from the Day-ahead Price at the Dominion Zone in PJM multiplied by the number of MWh pursuant to the proposed Substitute Energy Bilateral Schedule to which the Parties had agreed.
ARTICLE 11: Capacity Ratings
11.1The maximum Dependable Capacity for the Summer Period shall be 165.0 MW for Unit 1 and 44.0 MW for Unit 2 and for the Winter Period shall be 167.2 MW for Unit 1 and 45.1 MW for Unit 2 (“Maximum Dependable Capacity”).
11.2All testing for the determination of Dependable Capacity shall be by single Unit or both Units together at the discretion of DNCP, in accordance with the following criteria:

(a)
Testing shall last for six (6) hours during a Winter Period test and twelve (12) hours during a Summer Period test from the time set forth in the notice provided by DNCP pursuant to the notice provision of Section 11.2(c).

(b)
Normal station use and operation of: unit auxiliaries (including without limitation spray modules and cooling towers required by regulatory or governmental authority) using steam or electricity produced at the Facility.

(c)
DNCP shall provide notice to Operator for all tests. Such notice shall be provided to Operator in advance of the test and no later than necessary to allow the Unit, pursuant to the Design Limits, to reach the appropriate Summer Period or Winter Period Dependable Capacity for the appropriate Summer Period or Winter Period. Tests shall be initiated within fourteen days after the start of the appropriate Summer Demonstration Period or Winter Demonstration Period.

(d)
During all tests, Operator may operate the Unit at any level consistent with Prudent Utility Practices, Prudent Electrical Practices, all licenses and permits, and technical limits of the Unit’s equipment.

(e)	The lowest half-hour integrated kW demand reading from DNCP owned meters during any such test shall equal the tested level (the “Tested Level”).

(f)
DNCP shall not schedule a test for Dependable Capacity to be conducted during a Scheduled Outage or, if Operator notifies DNCP of a bona fide request for a Maintenance Outage before DNCP notifies Operator of a proposed test, during such Maintenance Outage. In addition, if Operator has notified DNCP prior to DNCP’s notice of commencement of a test that the Unit is experiencing a Forced Outage, then DNCP shall not schedule a test for Dependable Capacity to be conducted during that Forced Outage. Notwithstanding the immediately preceding sentence, if a Forced Outage occurs any time after DNCP has given notice of a test or during a test, then the test will be completed in its entirety and the results of that test will be used in the determination of Dependable Capacity in accordance with this Article 11. If during the last allowed test under any Section in this Article 11, the test is interrupted or affected by an event of Force Majeure, Operator shall be entitled to up to two additional tests for Dependable Capacity.

11.3Testing to determine the Dependable Capacity for each Summer Period and Winter Period:

(a)
At least fourteen Days prior to the beginning of each Summer Period or Winter Period, Operator may notify DNCP of the level of generation (“Projected Dependable Capacity”) at which DNCP may Dispatch the Unit during the period before Operator sets the Dependable Capacity. Such Projected Dependable Capacity shall not exceed the Maximum Dependable Capacity for the appropriate Summer Period or Winter Period.

(b)
If Operator fails to notify DNCP of a Projected Dependable Capacity, the Dependable Capacity shall be the same level as the previous appropriate Summer Period or Winter Period, up to which DNCP may Dispatch the Unit.

(c)
Commencing with the start of each Summer Period or Winter Period for which Operator has notified DNCP of a Projected Dependable Capacity, DNCP may Dispatch the Unit up to the Projected Dependable Capacity and shall pay Operator for capacity at the Projected Dependable Capacity level.

(d)
Whether or not Operator sets a Projected Dependable Capacity, DNCP may require a test for Dependable Capacity and, if so, must do so within the first fourteen (14) Days of the appropriate Summer Demonstration Period or Winter Demonstration Period.

(e)	DNCP shall provide notice to Operator in accordance with Section 11.2(c) and shall monitor such test.

(f)	Within three (3) Business Days after the completion of the test, DNCP shall provide Operator the results of the test.

(g)	Within three (3) Business Days after receipt of the test results, Operator shall notify DNCP whether or not Operator accepts or rejects the test.

(h)
If Operator accepts the test, Operator shall stipulate in the notice pursuant to Section 11.3(g) the level at which the Dependable Capacity is set, and such level shall not exceed the lesser of (i) the Maximum Dependable Capacity for the appropriate Summer Period or Winter Period or (ii) the applicable Tested Level.

(i)
If Operator rejects the test, fails to accept the test, or fails to set the Dependable Capacity level in accordance with Section 11.3(h), the test is null and void. Operator may, within five (5) Business Days from receipt of test results, request up to two (2) additional tests. Each such additional test shall be conducted within fourteen Days of notice requesting such test, and each such additional test shall be conducted pursuant to the procedures established in Sections 11.3(a) through 11.3(h). No additional Operator requested tests will be allowed in any Summer Period or Winter Period other than the tests allowed in this Section 11.3(g) or pursuant to Section 11.2(f).

(j)
If, after testing, Operator sets the Dependable Capacity less than the Projected Dependable Capacity, payments for Dependable Capacity shall be decreased retroactive to the start of the appropriate Summer Period or Winter Period.

(k)
If, after testing, Operator sets the Dependable Capacity greater than the Projected Dependable Capacity, payments for Dependable Capacity shall be increased, effective the Day DNCP receives such notice, to reflect the new Dependable Capacity.

(l)	If, after testing, Operator sets the Dependable Capacity equal to the Projected Dependable Capacity, payments for Dependable Capacity continue and will not be adjusted.

(m)
If, after the completion of all testing for any Summer Period or Winter Period, Operator fails to set the Dependable Capacity pursuant to this Section 11.3 or Section 11.4, the Dependable Capacity shall be the lesser of (i) the projected Dependable Capacity for the appropriate Summer Period or Winter Period, (ii) the applicable Tested Level, or (iii) the Dependable Capacity level of the previous corresponding Summer Period or Winter Period.

11.4In addition to Operator requested tests, DNCP may require tests of the Dependable Capacity throughout the Term of this Agreement as follows:

(a)	Once per Summer Demonstration Period and once per Winter Demonstration Period, at DNCP’s sole discretion, and

(b)
At any time Operator fails two (2) consecutive times to either achieve or maintain the operating level of the Unit within 15% of the Dispatch level prescribed by DNCP. For tests pursuant to Sections 11.4(a) and 11.4(b), Operator may, at its sole discretion, request up to two additional tests within five (5) Days of the DNCP required test if Operator is not satisfied with the results of the DNCP required test. Upon completion of such test or tests, Operator shall set the Dependable Capacity at any level up to the highest Tested Level, except that the Operator may not set the Dependable Capacity at any level in excess of the applicable Maximum Dependable Capacity. Payments for Dependable Capacity shall be adjusted accordingly, effective the day after any such testing is performed pursuant to this Section 11.4.

ARTICLE 12: Insurance
12.1Operator shall obtain and maintain the following policies of insurance during the Term of this Agreement:

(a)	Worker’s Compensation insurance which complies with the laws of the State of North Carolina and Employers’ Liability Insurance with a limit of $1,000,000; and

(b)
Comprehensive or Commercial General Liability insurance with bodily injury and property damage combined single limit of $5,000,000 per occurrence. Such insurance shall include, but not necessarily be limited to, specific coverage for contractual liability encompassing the indemnification provisions in Article 13, broad form property damage liability, personal injury liability, explosion and collapse hazard coverage, products/completed operations liability, and, where applicable, watercraft protection and indemnity liability; and

(c)	Comprehensive Automobile Liability insurance with bodily injury and property damage combined single limit of $5,000,000 per occurrence covering vehicles owned, hired or non-owned; and

(d)	Excess Umbrella Liability Insurance with a single limit of at least $5,000,000 per occurrence in excess of the limits of insurance provided in subparagraphs (a), (b), and (c) above.
12.2The amounts of insurance required in Section 12.1 above may be satisfied by the Operator purchasing primary coverage in the amounts specified or by buying a separate excess Umbrella Liability policy together with lower limit primary underlying coverage. The structure of the coverage is the Operator’s option, so long as the total amount of insurance meets DNCP’s requirements.
12.3The coverage requested in Section 12.1(b) above and any Umbrella or Excess coverage should be “occurrence” form policies. In the event Operator has “claims-made” form coverage, Operator must obtain prior approval of all “claims-made” policies from DNCP.
12.4Operator shall cause its insurers to amend its Comprehensive or Commercial General Liability and, if applicable, Umbrella or Excess Liability policies with the following endorsement items (a) through (e); and to amend Operator’s Workers’ Compensation and Auto Liability policies with endorsement item (e):

(a)	DNCP, its directors, officers, and employees are additional insureds under this Policy for their liability arising out of Operator’s operation and not for their independent acts; and

(b)
This insurance is primary with respect to the interest of DNCP, its directors, officers, and employees and any other insurance maintained by them is excess and not contributory with this insurance; and

(c)
The following Cross Liability clause is made a part of the policy: “In the event of claims being made by reason of (i) personal and/or bodily injuries suffered by any employee or employees of one insured hereunder for which another insured hereunder is or may be liable, or (ii) damage to property belonging to any insured hereunder for which another insured is or may be liable, then this policy shall cover such insured against whom a claim is made or may be made in the same manner as if separate policies have been issued to each insured hereunder, except with respect to the limits of insurance”; and

(d)	Insurer hereby waives all rights of subrogation against DNCP, its officers, directors and employees; and

(e)
Notwithstanding any provision of the policy, this policy may not be canceled, non-renewed or materially changed by the insurer without giving thirty (30) Days prior written notice to DNCP. All other terms and conditions of the policy remain unchanged.

12.5Operator shall cause its insurers or agents to provide DNCP with certificates of insurance evidencing the policies and endorsements listed above. Failure of DNCP to obtain certificates of insurance does not relieve Operator of the insurance requirements set forth herein. Failure to obtain the insurance coverage required by this Article 12 shall in no way relieve or limit Operator’s obligations and liabilities under other provisions of this Agreement.
ARTICLE 13: Liability and Noncompliance
13.1Neither Party shall hold the other Party (including its corporate affiliates, parent, subsidiaries, directors, officers, employees and agents) liable for any claims, losses, costs and expenses of any kind or character (including, without limitation, loss of earnings and attorneys’ fees) for damage to property of DNCP or Operator in any way occurring incident to, arising out of, or in connection with a Party’s performance under this Agreement, except as provided in Section 13.2 below.
13.2Operator and DNCP agree to indemnify and hold each other harmless from and against all claims, demands, losses, liabilities and expenses (including reasonable attorneys’ fees) for personal injury or death to persons and damage to each other’s property or facilities or the property of any other person or entity to the extent arising out of, resulting from or caused by their negligent or intentional acts, errors, or omissions.

13.3The Parties agree that the provisions of Article 10 concerning the Energy Purchase Price and the Capacity Purchase Price, the calculation thereof and any resulting decrease therein including any reduction in Capacity Payments in accordance with Articles 2, 7, 10, 11 and 14, including any penalties and damages as provided in such Articles, constitute DNCP’s sole and exclusive remedies with respect to any Scheduled Outage, Maintenance Outage, Forced Outage or any other failure not constituting a breach of Operator’s obligations under this Agreement to produce, make available or deliver electric energy or capacity to DNCP, and that they fairly and reasonably compensate DNCP for any harm or loss that DNCP is likely to suffer in connection with any such failure by Operator. It is further understood and agreed that such provisions are in lieu of any actual damages for such occurrences. DNCP hereby waives any and all other damages and remedies for or with respect to such occurrences. The Parties hereby waive any defense challenging the validity of any such provisions on the grounds that they are void as penalties or are not reasonably related to actual damages. It is further understood and agreed that, should Operator breach its obligations under this Agreement, DNCP has not waived its right to seek any and all damages, in equity or at law, against Operator for its breach.
13.4Commencing with the Effective Date, Operator shall provide and maintain, at Operator’s sole expense, security for Operator’s performance under this Agreement as described in Section 13.5 below, in an amount equal to $5,976,000. Such security shall be maintained throughout the Term of this Agreement.
13.5Security for compliance with Section 13.4 above shall consist of one or more of the following:

(a)	An unconditional and irrevocable direct pay letter of credit issued by a bank acceptable to DNCP in a form and with substance acceptable to DNCP;

(b)	A payment or performance bond issued by a company acceptable to DNCP for payment to DNCP in the event of a material breach by Operator in a form and with substance acceptable to DNCP;

(c)	A corporate guarantee which DNCP, at its discretion, deems to be equivalent in quality to the security detailed in (a) and (b) above in a form and with substance acceptable to DNCP.
13.6(a)    DNCP shall have an exclusive right to purchase any Transfer Interest or Equity Interest (as hereinafter defined) on the terms and conditions set forth herein. DNCP’s rights, as specified herein with respect to transfer of an Equity Interest, shall not apply to transfers to an entity which is directly or indirectly controlled by, in control of, or under common control with the Operator. This Section 13.6 shall survive the expiration of this Agreement and shall apply to any proposed lease, disposition or other transfer of a Transfer Interest or Equity Interest if an offer that is acceptable to Operator to lease or purchase such Transfer Interest or Equity Interest is received by Operator on or before the first anniversary of the expiration of this Agreement.
(b)    If Operator or any of its subsidiaries, affiliates or other related entities ever desire to dispose of its or their right, title, or interest in the Facility, or any part thereof (hereinafter referred to as a “Transfer Interest”), other than a transfer solely as a financial device (e.g. a sale and leaseback of the Facility or the granting of a mortgage as security interest in the Facility), or if Operator receives a bona fide offer to purchase or lease the Facility, or any part thereof (hereinafter also referred to as a “Transfer Interest”), which offer Operator is prepared to accept, or if any direct or indirect interest in Operator or any affiliated entity that has a 50% or greater interest in Operator, but does not have a controlling interest in any other entity outside the power generation business, (hereinafter referred to as an “Equity Interest”) is to be transferred or sold or if Operator, or any affiliate of Operator receives a bona fide offer to purchase an Equity Interest which Operator or such affiliate is prepared to accept, Operator shall give notice thereof in writing to DNCP (the “Notice”); provided, however, that Operator shall not be required to give such Notice and DNCP shall have no rights under this Section 13.6 with respect to any disposition, transfer, sale or lease of any Transfer Interest or Equity Interest to any entity that, directly or indirectly, controls, is controlled by, or is under common control with, Operator. The Notice shall (i) specify the terms under which such Transfer Interest or Equity Interest is to be transferred or disposed of, including the purchase price of the Transfer Interest or Equity Interest, and (ii) include a copy of the acceptable offer, if any, received by Operator, as the case may be.
(c)    For a period of one hundred twenty (120) Days after receipt by DNCP of the Notice, DNCP shall have the right to exercise its right to purchase the Transfer Interest or Equity Interest by giving written notice thereof to Operator.
(d)    In the event DNCP elects not to exercise its right to purchase pursuant to the foregoing provisions then for a period of one year from the date DNCP notifies Operator of such election, Operator shall be free to transfer such Transfer Interest to a Transferee, or such Equity Interest, at a price no lower than and on terms not materially more favorable than those offered in the Notice. For the purpose of this Section 13.6 and Article 17, Transferee shall mean a Person who either is an experienced power plant operator, legally permitted to operate the Facility, or shall have engaged the services of another Person who is an experienced power plant operator legally permitted to operate the Facility. Operator shall ensure that by the terms of such transfer, DNCP’s right of first refusal, shall continue on the terms and conditions contained herein with respect to any subsequent transfer. Any sale of any Transfer Interest or Equity Interest shall not extinguish DNCP’s right to purchase with respect to any portion of the Facility or the Operator, as the case may be, not transferred pursuant to such sale. Any lease of any Transfer Interest shall not extinguish DNCP’s right to purchase with respect to any extensions of such lease or with respect to any other leases, sales or other dispositions of any Transfer Interest. Notwithstanding any other provisions, Operator agrees (i) that it will ensure that the terms of any transfer (other than a transfer to DNCP) of all or a portion of its interest in the Facility or the Operator provides for the continued operation of the Facility in accordance with and under the terms of this Agreement; and (ii) any transfer (other than a transfer to DNCP) which results in a transfer of management control over the operation of the Facility shall require the transferee’s acceptance of an assignment of the transferor’s obligations under this Agreement with respect to the operation of the Facility pursuant to Section 17.1 of this Agreement.
(e)    If DNCP elects to exercise its right to purchase with respect to the Transfer Interest or Equity Interest, the Parties shall endeavor to fully consummate the transfer within 120 Days after DNCP exercises its right to purchase unless (i) the failure to consummate the transfer to DNCP within such one hundred twenty (120) Day period arises out of the failure of DNCP to timely obtain the necessary FERC, NCUC, or other utility related regulatory approvals with respect to such consummation and (ii) commencing on the date of the Notice, DNCP shall have used reasonable efforts to obtain such approvals. In such case, such one hundred twenty (120) Day period shall be extended for such time as is necessary to obtain such approvals (but in no event longer than an additional one hundred twenty (120) Days) unless all such approvals have been obtained within such period, in which case DNCP shall in any event have sixty (60) Days from the date the last such approval was obtained to consummate such transfer to DNCP. If such consummation shall have not taken place within the initial one hundred twenty (120) Day period provided in the first sentence of this Section 13.5(f), and such failure to consummate is not the result of DNCP’s failure to timely obtain the necessary approval noted above, DNCP shall pay Interest to Operator on the amount payable in respect of such Transfer Interest or Equity Interest beginning on the first Day after the conclusion of such initial one hundred twenty (120) Day period.
(f)    Operator may not consolidate with or be a Party to a merger with any other entity; provided, however, that:

(i)
Any subsidiary of Operator may merge or consolidate with or into Operator or any wholly-owned subsidiary of Operator so long as, in any such merger or consolidation, Operator shall be the surviving or continuing entity;

(ii)
Operator may consolidate or merge with any other entity if (i) the successor formed by or resulting from such consolidation or merger shall be a solvent entity organized under the laws of the United States of America or a state thereof or the District of Columbia, (ii) after giving effect to such merger or consolidation, no default under this Agreement shall exist, (iii) such successor or transferee entity shall expressly assume in writing the due and punctual performance and observance of all the terms, covenants, agreements and conditions of this Agreement and shall furnish DNCP an opinion of independent counsel to the surviving entity to the effect that each of the entities participating in such consolidation or merger or transfer of assets was, at the time thereof, duly created, validly existing, in good standing and otherwise in compliance with the applicable provisions of the corporation, partnership, trust or limited liability company laws of its respective state of formation, that the surviving entity is duly formed, validly existing and in good standing, that the surviving entity has all requisite power and authority to assume and perform this Agreement, that such assumption and performance have been duly authorized by all necessary corporate, partnership, trust or limited liability company action, as the case may be, on the part of the surviving entity and that compliance by the surviving entity with the terms of this Agreement will not conflict with, or result in any breach of any of the provisions of, or constitute a default under any agreement to which it is a party, or result in the creation or imposition of a lien upon the property of the surviving entity.

Each Party to this Agreement covenants and agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other Party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by other Party for the purpose of or in connection with DNCP’s right to purchase established hereby.

ARTICLE 14: Force Majeure
14.1Neither Party shall be responsible or liable for or deemed in breach of this Agreement because of any delay in the performance of their respective obligations hereunder due solely to circumstances beyond the reasonable control of the Party experiencing such delay, including but not limited to acts of God; unusually severe weather conditions; strikes or other labor difficulties; war; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; inability despite due diligence to obtain required licenses; or accident; fire; damage to or breakdown of necessary facilities; or transportation delays or accidents (such causes hereinafter called “Force Majeure”); provided that:

(a)	The non-performing Party gives the other Party written notice describing the particulars of the occurrence within seventy-two (72) hours of the beginning of said occurrence.

(b)	The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(c)	The non-performing Party uses its best efforts to remedy its inability to perform;

(d)	When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect; and

(e)
The Force Majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance or any breach or default of this Agreement.

14.2The term Force Majeure does not include changes in market conditions or governmental action to the extent that they affect the cost or availability of Operator’s supply of fuel or the demand for Operator’s products.
14.3In no event will any condition of Force Majeure extend this Agreement beyond its stated Term. If any condition of Force Majeure delays a Party’s performance for a time period greater than twenty-four (24) Months, the Party not delayed by such Force Majeure may terminate this Agreement, without further obligation, or extend such period at its sole discretion if the Party delayed by such Force Majeure is exercising due diligence in its efforts to cure the condition of Force Majeure.
14.4In no event shall DNCP pay Operator for Dependable Capacity during a Force Majeure Period (for the purpose of this Article 14 Force Majeure Period means the period of time beginning with the date designated in Operator's notice provided pursuant to Section 14.1 (a) hereof and ending with Operator's notice provided pursuant to Section 14.1 (d) hereof) when Operator is unable to deliver the Facility’s Net Electrical Output to DNCP in accordance with DNCP Dispatch levels because of such Force Majeure event, unless there are credits in the Forced MW Hour Bank, in which case such event shall be treated as a Forced Outage until the earlier of (a) the restoration of the ability of the Facility to deliver Net Electrical Output to DNCP in accordance with DNCP Dispatch levels, or (b) the exhaustion of the credits in the Forced MW Hour Bank.
ARTICLE 15: Taxes and Claims for Labor and Materials
15.1All present or future federal, state, municipal or other lawful taxes applicable by reason of the sale of Net Electrical Output, Substitute Energy or Dependable Capacity shall be paid by Operator.
15.2Operator will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of all or any part of its property or business, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials which, if unpaid, might become a lien or charge upon any of its property; provided, however, that Operator shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if:

(a)
The validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of Operator or any material interference with the use thereof by Operator and

(b)	Operator shall set aside on its books reserves deemed by it to be adequate with respect thereto.
ARTICLE 16: Choice of Law
16.1This Agreement shall be interpreted, construed and governed by the laws of the Commonwealth of Virginia. The Parties hereby submit to the jurisdiction of courts located in, and venue is hereby stipulated to be in, Richmond, Virginia.
ARTICLE 17: Miscellaneous Provisions
17.1Neither Party shall assign this Agreement or any portion thereof without the prior written consent of the other Party which consent shall not be unreasonably withheld; provided, however, such consent shall not be required prior to an assignment to a parent, subsidiary or affiliated entity; but provided, further that:

(a)	Any assignee shall be a Transferee as defined in Section 13.6 and shall be obligated expressly to assume assignor’s obligations hereunder;

(b)
No assignment shall impair any security given by Operator hereunder; provided that if, as of the time of such assignment, Operator has posted an irrevocable, direct pay letter of credit with DNCP pursuant to Section 13.5(a) hereof, an assignee may provide a letter of credit in the same amount and from equivalent or better issuer quality in substitution for the letter of credit theretofore posted by Operator hereunder;

(c)	Unless expressly agreed by the other Party, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform.
DNCP shall consent to the assignment by Operator of its rights herein from time to time as security for financing obtained for the Facility and shall execute documents reasonably satisfactory to DNCP requested by Operator to evidence such consent.

17.2This Agreement, including the appendices hereto, can be amended only by agreement between the Parties in writing.
17.3The failure of either Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.
17.4The headings contained in this Agreement are used solely for convenience and do not constitute a part of the agreement between the Parties hereto, nor should they be used to aid in any manner in the construction of this Agreement.
17.5This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.
17.6This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.
17.7Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that, by their nature, should survive such cancellation, expiration or termination, including, without limitation, warranties, remedies, promises of indemnity and confidentiality.
ARTICLE 18: Statutory and Regulatory Changes
18.1The Parties recognize and hereby agree that if any federal, state or municipal government or regulatory authority, including, without limitation, the SCC, should for any reason enter an order, modify its rules, or take any action whatsoever, having the effect of disallowing DNCP the recovery from its customers of all or any portion of the payments for Dependable Capacity, Substitute Energy, and Net Electrical Output hereunder hereinafter referred to as the Disallowance (except where such disallowance is due to DNCP’s failure to seek recovery or comply with procedural requirements governing recovery of such costs), then:
If the Disallowance occurs for payments made after the Effective Date, all future payments for NEO, Substitute Energy, and Dependable Capacity shall not exceed the amount unaffected by the Disallowance. Further, the Operator shall repay the full amount of the Disallowance with Interest by the later of (i) one year from the date of such Disallowance or (ii) the fourth anniversary of the Effective Date. The Parties obligate themselves to all good faith efforts to establish, if practicable, an appeal and overruling of the Disallowance or a superseding order, approval of modified rules or tariffs, or other action so as to allow timely resumption of full, or failing that, adjusted payments hereunder.
ARTICLE 19: Entirety
19.1This Agreement is intended by the Parties as the final expression of their Agreement and is intended also as a complete and exclusive statement of the terms of their Agreement with respect to the Net Electrical Output, Substitute Energy and Dependable Capacity sold and purchased hereunder. All prior written or oral understandings, offers or other communications of every kind pertaining to the sale of Net Electrical Output, Substitute Energy and Dependable Capacity hereunder between the Parties or their respective predecessors-in-interest are hereby abrogated and withdrawn.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Consolidated Power Purchase and Operating Agreement for Roanoke Valley Units 1 and 2 to be executed the 23rd day of December, 2013.

Date: 12/23/13
WESTMORELAND PARTNERS,
a Virginia general partnership
BY:     WESTMORELAND-ROANOKE
VALLEY, L.P., a Delaware limited
partnership, by WEI-ROANOKE VALLEY,
INC., a Delaware corporation, its general
partner
By: /s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Title:Secretary

AND BY:

Date: 12/23/13	WESTMORELAND - NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company By: /s/ Jennifer S. Grafton Name: Jennifer S. Grafton Title:Secretary

Date: Dec 23, 2013
VIRGINIA ELECTRIC AND POWER
COMPANY, a Virginia public service corporation
operating in North Carolina as Dominion North
Carolina Power
By: /s/ J. David Rives
Name: J. David Rives
Title: Senior Vice President Power Generation

SCHEDULE A
SAMPLE CALCULATIONS

SCHEDULE B
DESIGN LIMITS

UNIT 1 - GENERATION PLANT PERFORMANCE SPECIFICATIONS
Revision - January 1, 2014

FACILITY: ROANOKE VALLEY #1			TURBINE GENERATOR: GE 203 MVA
GENERATION TYPE: GE STEAM TURBINE			FUEL TYPE: RILEY PULVERIZED COAL
INITIAL DEPENDABLE CAPACITY: 165 MW SUMMER 167.2 WINTER *
MINIMUM OPERATING LEVEL (MW)			52 (Summer Period) and 53.2 (Winter Period)
MINIMUM RUN TIME (HRS)			12
MINIMUM DOWN TIME (HRS)			6
MAX. RAMP RATE (MW/MIN)		UP	3.7
		DOWN	5.3
DCS DEADBAND (MW)			0.2
UNIT FREQ. DEADBAND (HZ)			N/A
GOVERNOR DROOP SETTING (%)			5
REACTIVE CAPABILITY (MVARS)		LEAD	8
		LAG	55
NOTICES
		SYNC TO GRID (AVERAGE TIME TO BREAKER CLOSED)	TIME TO MINIMUM LOAD FROM DISPATCH NOTICE RECEIVED	TIME TO FULL LOAD FROM DISPATCH NOTICE RECEIVED
HOT START	OFFLINE <8 HRS	3 HRS	6 HRS	10 HRS
WARM START	OFFLINE 8-24 HRS	8 HRS	12 HRS	15 HRS
COLD START	OFFLINE >24 HRS	15 HRS	22 HRS	30 HRS

NOTIFICATION TIME (HRS) (OFFLINE > 14 DAYS)			18
OPERATING LEVEL CHANGE NOTICE (EXCEPT ON AGC) (MINUTES)			20
FACILITY SHUTDOWN NOTICE (HRS)			0
SHUTDOWN NOTICE IS TO NO LOAD CONDITION
MAXIMUM STARTUPS PER DAY = 1 (STARTUP: WHEN GENERATOR BREAKER IS CLOSED.)
MAXIMUM STARTUPS PER YEAR = 40 BY DNCP, EXCLUDING STARTUPS FOLLOWING FORCED, SCHEDULED AND MAINTENANCE OUTAGES.

*DEPENDABLE CAPACITY SUBJECT TO CHANGE PER TERMS OF THIS AGREEMENT.

UNIT 2 - GENERATION PLANT PERFORMANCE SPECIFICATIONS
Revision - January 1, 2014

FACILITY: ROANOKE VALLEY #2			TURBINE GENERATOR: GEC ALSTOM 57.87 MVA @ 0.9 PF
GENERATION TYPE: MHI STEAM TURBINE			FUEL TYPE: RILEY PULVERIZED COAL
INITIAL DEPENDABLE CAPACITY: 44 MW SUMMER 45.1 WINTER *
MINIMUM OPERATING LEVEL (MW)			12 (Summer Period) and 12 (Winter Period)
MINIMUM RUN TIME (HRS)			6
MINIMUM DOWN TIME (HRS)			6
MAX. RAMP RATE (MW/MIN)		UP	1.2
		DOWN	1.2
DCS DEADBAND (MW)			.52
UNIT FREQ. DEADBAND (HZ)			1.8
GOVERNOR DROOP SETTING (%)			4
REACTIVE CAPABILITY (MVARS)		LEAD	LEAD	22 @ 44 MW
		LAG	LAG	25 @ 44 MW
NOTICES
		SYNC TO GRID (AVERAGE TIME TO BREAKER CLOSED)	TIME TO MINIMUM LOAD FROM DISPATCH NOTICE RECEIVED	TIME TO FULL LOAD FROM DISPATCH NOTICE RECEIVED
HOT START	OFFLINE <8 HRS	4 HRS	6 HRS	7 HRS
WARM START	OFFLINE 8-24 HRS	6 HRS	10 HRS	11 HRS
COLD START	OFFLINE >24 HRS	12 HRS	15 HRS	16 HRS

NOTIFICATION TIME (HRS) (OFFLINE > 14 DAYS)			18
OPERATING LEVEL CHANGE NOTICE (MINUTES)			20
FACILITY SHUTDOWN NOTICE (HRS)			0
SHUTDOWN NOTICE IS TO NO LOAD CONDITION
MAXIMUM STARTUPS PER DAY = 1 (STARTUP: WHEN GENERATOR BREAKER IS CLOSED.)
MAXIMUM STARTUPS PER YEAR = 40 BY DNCP, EXCLUDING STARTUPS FOLLOWING FORCED, SCHEDULED AND MAINTENANCE OUTAGES.

*DEPENDABLE CAPACITY SUBJECT TO CHANGE PER TERMS OF THIS AGREEMENT.

SCHEDULE C

ENERGY AND CAPACITY PRICING

ENERGY PRICING:
1)    Until Operator has met the Delivered Energy Cap in each Calendar Year, the Energy Purchase Price for NEO and Substitute Energy shall be equal to the price specified in Section 2. After the Operator has met the Delivered Energy Cap for a Calendar Year, the Energy Purchase Price for each Unit shall be equal to the Marginal Cost for the Unit (converted to cents/kWh) plus 0.600 cents/kWh for the remainder of that Calendar Year.
2)     For the applicable periods as specified in Section 1, the Energy Purchase Price shall equal the Variable Energy Component, plus the Fixed Energy Component, where:
Variable Energy Component = 0.599 cents/kWh in 2013 dollars, which shall be increased or decreased, as appropriate, on April 1, 2014 and on each April 1 thereafter, as follows: 0.599 cents/kWh shall be multiplied by a fraction, the numerator of which is the Gross Domestic Product Implicit Price Deflator Index (the “GDPIPD”) for the previous Calendar Year (as specified by the US Department of Commerce, or such other organization as the Parties may mutually agree), and the denominator of which is the GDPIPD for Calendar Year 2012.

For the period beginning on the Effective Date and through December 31, 2014, the:
Fixed Energy Component = 0.945 cents/kWh, and

For the period beginning on January 1, 2015 and through the term of the Agreement, the:
Fixed Energy Component = 0.900 cents/kWh

CAPACITY PRICING

The Capacity Purchase Payment for Dependable Capacity is as follows:

(a)
The Capacity Purchase Payment shall be payable monthly and shall be the product of the applicable (i) Dependable Capacity (expressed in kW), (ii) Capacity Unit Price, and (iii) the number of days in the Month.

(b)	Capacity Unit Price shall equal the O&M Capacity Component, plus the Fixed Capacity Component, where:

For the period beginning on the Effective Date and through March 31, 2014, the:
Fixed Capacity Component = 5.591 cents/kW-day, and

O&M Capacity Component = 60.213 cents/kW-day.

For the period beginning on April 1, 2014 and through the remaining Term, the:
Fixed Capacity Component = 5.279 cents/kW-day, and

O&M Capacity Component = 59.155 cents/kW-day in 2013 dollars, which shall be increased or decreased, as appropriate, on April 1, 2014 and on each April 1 thereafter, as follows: 59.155 cents/kW-day shall be multiplied by a fraction, the numerator of which is the GDPIPD for the previous Calendar Year, and the denominator of which is the GDPIPD for Calendar Year 2012.